Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Private Label Corporation

We consent to the incorporation by reference in the registration statements (No. 333-138404 and No. 333-138404-01) on Form S-3 of HSBC Private Label Credit Card Master Note Trust (USA) I of our attestation report dated March 3, 2008 with respect to HSBC Private Label Corporation’s (the Company) assessment of compliance with the servicing criteria set forth in Item 1122(d)(1)(ii), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), and 1122(d)(4)(xiv) of the Securities and Exchange Commission’s Regulation AB applicable to the servicing of asset backed securitization transactions backed by private label credit card receivables, as of and for the period from February 14, 2007 (date of issuance of the initial asset-backed securitization transaction covered by this report) through December 31, 2007. Management has determined that all other criteria set forth in Item 1122(d) are not applicable to the Company’s activities with respect to HSBC Private Label Credit Card Master Note Trust (USA) I relating to those criteria. Our attestation report appears in the December 31, 2007 annual report on Form 10-K of HSBC Private Label Card Master Note Trust (USA) I.

/s/ KPMG LLP

Chicago, Illinois

March 24, 2008